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                                 Exhibit 21.0
                    Subsidiaries of Pulaski Financial Corp.

Registrant
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Pulaski Financial Corp.

Subsidiaries(1)                                 Percentage of Ownership         Jurisdiction or State of Incorporation
---------------                                 -----------------------         --------------------------------------
Pulaski Bank, A Federal Savings Bank                     100%                               United States

Pulaski Service Corporation (2)                          100%                               Missouri

__________________
(1) The operations of the subsidiaries of the Registrant are included in the Registrant's Consolidated Financial Statements contained in the Annual Report to Stockholders.
(2)  Wholly-owned by Pulaski Bank, A Federal Savings Bank.